As filed with the Securities and Exchange Commission on July 10, 2023

Registration No. 333-232778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HeadHunter Group PLC

(Exact name of registrant as specified in its charter)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9/10 Godovikova Street

Moscow, 129085, Russia

Telephone: +7 495 974-6427

(Address and telephone number of registrant’s principal executive offices, including zip code)

AMENDED AND RESTATED 2016 HEADHUNTER UNIT OPTION PLAN

2018 HEADHUNTER UNIT OPTION PLAN

(Full title of the plans)

Cogency Global Inc.

10 E. 40th Street, 10th floor

New York, NY 10016

+1-800-600-9540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. David Stewart

Jennifer M. Gascoyne

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

+44-20-7710-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-232778) (the “Registration Statement”) filed by HeadHunter Group PLC, a company organized under the laws of Cyprus (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2019 to register 3,187,500 of its ordinary shares, nominal value €0.002 per share (“Ordinary Shares”), for issuance under its Amended and Restated 2016 Headhunter Unit Option Plan and the 2018 Headhunter Unit Option Plan.

On February 28, 2022, trading in the Registrant’s American Depositary Shares (“ADSs”), each representing one Ordinary Share, on The Nasdaq Global Select Market (“Nasdaq”) was halted. On March 15, 2023, the Registrant received a notice from the Listing Qualifications Staff of Nasdaq, which determined to delist the Registrant’s ADSs from Nasdaq, exercising its discretionary authority under Nasdaq Listing Rule 5101. Nasdaq indicated in the delisting notice that its determination was based on the ongoing geopolitical events and their potential impact on the Registrant. On March 21, 2023, the Registrant submitted a request for a hearing before a Nasdaq Hearings Panel to appeal such determination. The hearing was held on April 27, 2023, and on June 6, 2023 the Nasdaq Hearings Panel issued its written decision, denying the Registrant’s appeal. Accordingly, following this decision, the Registrant undertook a delisting process, filed a Form 25 with the SEC on June 28, 2023 pursuant to Rule 12d2-2(c) of the Securities Exchange Act of 1934, as amended, and the Registrant’s ADSs were delisted from Nasdaq with effect from July 8, 2023.

As a result of these developments, the Registrant has terminated the offering of Ordinary Shares contemplated by the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statement that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to deregister all Ordinary Shares that were registered under the Registration Statement which remain unissued as of the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moscow, Russia, on July 10, 2023.

HeadHunter Group PLC

By:	/s/ Dmitry Sergienkov
Dmitry Sergienkov
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.